UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))

☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
SIERRA BANCORP
(Name of Registrant as Specified In Its Charter)
PATRICIA L. CHILDRESS AND CAROL A. BATES
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Patricia L. Childress

c/o The Altman Group, Inc

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ  07071

Dear Fellow Shareholder,

You may have recently received a letter from Sierra Bank's Chairman Morris Tharp asking you to  support the current board's nominees.  As support for his position he reiterates the financial successes of the Bank of Sierra while implying that I am seeking election to the board simply because my brother, a former Director, held stock in the bank.

I am not seeking to become a director because I have inherited my brother's stock.  I have been a substantial shareholder for many years.

I have become increasingly alarmed by the level of financial rewards the directors have allocated to themselves and an apparent sense of entitlement that supports these rewards.  To even question these rewards appears to be an affront to the existing group.  I strongly disagree with both the awards and their sense of entitlement.

Mr. Tharp continues to ignore the real issues in this proxy contest and instead tells you that when the team is winning don't concern yourself with the actions of the players. Your board is shielding its actions behind the bank's success, and taking far too much credit for the success.  The senior officers and employees are the biggest factor in the bank's success - NOT the Directors.

The non-officer directors are now paid $15,700 per year in cash just for being directors, plus $900 for attending board meetings (usually 12 each year), plus $500 for attending committee meetings, plus stock options from the 2007 stock incentive plan, and lastly, two lucrative retirement plans.  Please review the chart below.  It details the recent compensation issues that I challenge.

 The 2006 and 2007 BOD compensation included:

	2006	2007
Albert Berra (orthodontist)	$76,173	$116,422
Greg Childress (farmer)	$34,122	--------
Robert Fields (investor)	$91,769	$100,409
Vincent Jurkovich (President, Porterville Concrete Pipe)	$117,629	$127,276
Morris Tharp (President/Owner, E.M Tharp Inc)	$84,672	$132,618
Robert Tienken (retired realtor/farmer)	$98,487	$128,302
Gordon Woods (Owner, Gordon T. Woods Construction	$110,514	$122,294
Lynda Searcy	------	---------

  1998: 50,000 option shares @$9.00

  2001: 50,000 option shares @$6.43

  2002: retirement/life insurance plan with potential payments of $250,000 or $25,000 per year per director for 10 years.

  2006: retirement/life insurance plan with potential payments of $250,000 or $25,000 per year per director for 10 years.

  2007: stock incentive plan for 1,500,000 shares (a 24% dilution factor) with 2,500 options to be granted annually to each director over 10 years administered by the boards' compensation committee and not requiring vesting.

To Summarize: 100,000 options previously granted, retirement benefits that could total $50,000 per year for 10 years, and another 200,000 options planned to be allocated for the directors plus their annual compensation.

Is it starting to become clear why they might oppose me for the board?

How many shareholders get a compensation package like this from a part time job?

Furthermore, I am not merely a "relative of a former director" as Mr. Tharp stated.  My sister and I are the largest shareholders in Sierra Bancorp with over 12.7% of the outstanding shares.  We own more than twice as many shares when compared to any of the current directors.  Mr. Tharp goes on to state that "our directors have always had a substantial financial stake in the Company, which has aligned our interests with those of the shareholders."

In fact, stock ownership is listed as a desired qualification of a potential director in Sierra Bancorp's 2007 proxy statement.  "Each director should have a meaningful financial stake in the Company so as to assure that every director's interests are aligned with those of the shareholders."

Isn't 12.7% of the outstanding shares meaningful?

Mr. Tharp also states that the board looks for directors that enhance the board's geographic representation to include our other market areas in addition to Porterville.  This additional geographic representation has recently become more important due to the prospect of competition from de novo banks in two of those market areas. One of these banks (Suncrest) is to be headquartered in Visalia where I have lived since 1984.  All of the current directors reside in Porterville, and they were fully aware of these planned banks before they appointed Ms. Scearcy (a Porterville resident) Director in December 2007.

The board's letter refers to its "award[ing] board seats", and the qualifications this group wants "in making our selections".  Aren't Directors elected, not appointed?  What further evidence do we need that this group feels our Bank belongs to them?  Are they entitled to the generous compensation packages they have awarded themselves at shareholder expense?

The fact that the board members are not direct employees of the bank does not make them independent.  The lucrative compensation and rewards described above negates true independence as commonly accepted.  Once again, Institutional Shareholder Services - a world renowned proxy advisory service - gives a negative rating to Sierra Bancorp's governance structure because this board has not effectively changed in 30 years.  The audit committee needs more financial expertise by corporate (and ISS) standards.  A tax CPA does not meet the SEC definition of "financial expert" as is currently recommended for audit committees.  A nominating committee must be comprised of strong, independent board members −people like me who would not be just figure head members of the board or paper tigers.  We need board members that are receptive to adding qualified new members to the board even if that means some of the current members have to step down.

This board has insulated itself from shareholder actions by creating a staggered class of directors so they can pool their combined interests to oppose anyone who does not agree with them.  ISS gives a negative rating for staggered boards and the majority of corporate America is transitioning to a system where the entire board stands for election each year.  An annually elected board is more accountable to its shareholders.

I realize many of you have long time friendships involved in this proxy contest.   However, business is business and your hard earned investment in the Bank is very important.  Please assist me in helping to rein in some of the excesses and to improve accountability to shareholders by voting to elect me to the board.

Please vote in favor of my nomination to the board on the WHITE proxy card today.   If you have any questions or need assistance with the voting of your shares, please call The Altman Group toll free at: (866)387-0017.

Thank you for you time.

Best regards,

Trish